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                                                                    EXHIBIT 99.2

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                                 NEWS RELEASE
                               February 25, 2000

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                            KANKAKEE BANCORP, INC.
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                 310 South Schuyler Avenue
                 P.O. Box 3                    (815) 937-4440
                 Kankakee, Il 60901-0003   Fax (815) 937-3674

For more information contact:
     William Cheffer, Chairman, President and CEO
     Michael A. Stanfa, Executive Vice President          For Immediate Release
     Ronald J. Walters, Vice President and Treasurer
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                    KANKAKEE BANCORP ANNOUNCES NEW CHAIRMAN
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     Kankakee, Illinois.....(February 25, 2000) Kankakee Bancorp, Inc.
(AMEX:KNK), announced today that William Cheffer has been elected chairman, president and CEO of Kankakee Bancorp, Inc., succeeding James G. Schneider, who passed away suddenly on February 15, 2000. In addition, Mr. Cheffer was also named chairman of the wholly-owned subsidiary, Kankakee Federal Savings Bank. Larry D. Huffman was named vice chairman of both Kankakee Bancorp and the Bank.
     Mr. Cheffer, who has been a director of Kankakee Bancorp since it was formed in 1992, brings substantial experience to the Company. Mr. Cheffer has previously served as president and CEO of the Company. Since joining Kankakee Federal in 1952, he has served in a number of offices, including president and CEO, chief operating officer, corporate secretary, senior vice president, and manager of the Loan Department. Mr. Cheffer and his wife, Irma, have been married for 48 years and reside in Kankakee. They are the parents of three children and five grandchildren.
     Mr. Cheffer commented, "Jim Schneider had always planned for succession at the Company and, even under these unfortunate circumstances, the management team he developed will allow both entities to continue without interruption. The Company will continue to pursue a course of increasing our presence in the community. The board, at its recent meeting, also reaffirmed its position that we intend to best serve our stockholders and the communities which we serve by remaining independent."
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   Larry D. Huffman, vice chairman of both Kankakee Bancorp and the Bank, has been a board member for eight years. Additionally, he has served as chairman of the Audit Committee for the past four and one-half years. Dr. Huffman has been president of Kankakee Community College since 1987, and brings the experience of running that institution to this organization. In assuming this position, Dr. Huffman has indicated a willingness to spend more of his time and energy on helping the organization reach its goals within the communities it serves. Dr. Huffman and his wife, Christine, live in Bourbonnais.

   Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

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